Exhibit "A"

                              ARTICLES OF AMENDMENT
                                     TO THE
                          ARTICLES OF INCORPORATION OF
                              CYBERBOTANICAL, INC.

Pursuant to Section 78.320 of the Nevada Revised Statutes, the undersigned persons, desiring to amend the Articles of Incorporation of Cyberbotanical, Inc., under the laws of the State of Nevada, do hereby sign, verify, and deliver to the Office of the Secretary of State of the State of Nevada this Amendment to the Articles of Incorporation for the above- named company (hereinafter referred to as the "Corporation"):

     Pursuant to the provisions of Section 78.320, the amendment contained herein was duly approved and adopted by a majority of shareholders and by the board of directors of the Company.

     FIRST: The Articles of Incorporation of the Corporation were first filed and approved by the Office of the Secretary of State of the State of Nevada on February 15, 1996

     SECOND: The following amendments increasing the authorized common stock from 20,000,000 to 200,000,000 shares and changing the Corporation's name were adopted by 18,400,000 shares, or 94.6%, of the 19,442,000 issued and outstanding shares of common stock entitled to approve such amendments.

     THIRD: Article I of the Articles of Incorporation of the Corporation is amended and stated in its entirety to read as follows:

          "FIRST.  The  Name  of  the  Company  Shall  be  Wichita   Development
          Corporation."

     FOURTH: Article IV of the Articles of Incorporation of the Corporation is amended and stated in its entirety to read as follows:

          "FOURTH. The stock of the corporation is divided into two classes: (1) common stock in the amount of Two Hundred Million (200,000,000) having par value of $0.001 each, and (2) preferred stock in the amount of Five Million (5,000,000) shares having par value of $0.001 each. The Board of Directors shall have the authority, by resolution or resolutions, to divide the preferred stock into more than one class of stock or more than one series of any class, to establish and fix the distinguishing designation of each such series and the number of shares thereof (which number, by like action of the Board of Directors, from time to time thereafter, may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding) and, within the limitations of applicable law of the State of Nevada or as otherwise set forth in this Article, to fix and determine the relative voting powers, designations, preferences, limitations, restrictions and relative rights of the various classes or stock or series thereof and the qualifications, limitations or restrictions such rights of each series so established prior to the issuance thereof. There shall be no cumulative voting by shareholders."

DATED this 10th day of October, 2000.



/s/  Richard D. Surber
-------------------------------------------------
Richard D. Surber, President, Secretary,
Treasurer and Director

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